Exhibit 99.1

Mawson Infrastructure Group Inc. Announces Energy Demand Response

Program Participation and Market Update

Mawson is actively participating in energy demand response programs across its operations, receiving revenue as a result and reducing operating costs

Final ASIC Bitcoin Miner shipments have been received, no further payments due for ASIC Bitcoin Miner deliveries

Mawson’s Hosting Co-location deployment and agreements with Celsius Mining LLC continue to perform as expected

Mawson to defer all major forward capital expenditure until market conditions normalize

Mawson continues to sell its Self-Mined Bitcoin daily, as it has done since inception

Atlanta, Georgia, USA — June 28th, 2022 — Mawson Infrastructure Group Inc. (NASDAQ:MIGI) (“Mawson”), a digital infrastructure provider, is pleased to provide an energy demand response program participation and market update.

In response to volatile energy markets Mawson is actively engaging in energy demand response programs at its operations. These energy demand response programs, which are primarily managed via both Mawson’s team and energy demand response partner Voltus Inc (“Voltus”), involve curtailed uptime across our operations in exchange for energy demand response revenue and reduced energy costs. When energy prices are low, Mawson engages in Bitcoin Mining and generates revenue by selling Self-Mined Bitcoin which is produced daily, as it has from inception. When energy prices are high, Mawson engages in energy demand response programs, receiving revenue and reducing overall energy costs.

Mawson has now received the final shipment of Canaan A1246 ASIC Bitcoin Miners in June, and as a result has no further payments due for Bitcoin Miner deliveries and intends to continue to deploy these final shipments to increase its Self-Mining hash rate over the coming months. Mawson has also taken the decision to defer all major forward capital expenditure until market conditions normalize.

Mawson continues to provide Hosting Co-location services, including its agreement with Celsius Mining LLC. Mawson’s contracts are on a cost-plus basis, with a strong security position and deployments are ongoing across Mawson’s USA Bitcoin Mining Facilities.

James Manning, CEO and Founder of Mawson, said, “Despite a volatile market, Mawson is currently continuing to self-mine and is also participating in energy demand response programs where applicable. We are fortunate to have no outstanding contracts for the purchase of ASIC Bitcoin Miners, enabling us to focus on the development of our co-location business as an alternate revenue stream while the Bitcoin price is suppressed. Our largest customer, Celsius Mining LLC continues to perform as expected as we scale up their deployment. The decision to defer any major expansion CAPEX in the current market environment is the sensible decision until market conditions normalize.”

Gregg Dixon, CEO of Voltus, said, “Given volatile energy markets across the USA at present, monetizing distributed energy resources is an ideal way for companies like Mawson to generate revenue and reduce costs as a result. We are very pleased to be working with the Mawson team on this project.”

About Mawson Infrastructure

Mawson Infrastructure Group (NASDAQ: MIGI) is a digital infrastructure provider, with multiple operations throughout the USA and Australia. Mawson’s vertically integrated model is based on a long-term strategy to promote the global transition to the new digital economy. Mawson matches sustainable energy infrastructure with next-generation Mobile Data Center (MDC) solutions, enabling low-cost Bitcoin production and on-demand deployment of infrastructure assets. With a strong focus on shareholder returns and an aligned board and management, Mawson Infrastructure Group is emerging as a global leader in ESG focused Bitcoin mining and digital infrastructure.

For more information, visit: www.mawsoninc.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Mawson cautions that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Mawson’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility that Mawson’s need and ability to raise additional capital, the development and acceptance of digital asset networks and digital assets and their protocols and software, the reduction in incentives to mine digital assets over time, the costs associated with digital asset mining, the volatility in the value and prices of cryptocurrencies and further or new regulation of digital assets. More detailed information about the risks and uncertainties affecting Mawson is contained under the heading “Risk Factors” included in Mawson’s Annual Report on Form 10-K filed with the SEC on March 21, 2022, and Mawson’s Quarterly Report on Form 10-Q filed with the SEC on May 16, 2022, and in other filings Mawson has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Mawson undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

Investor Contact:
Brett Maas
646-536-7331
brett@haydenir.com
www.haydenir.com